Exhibit 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER AND

PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE

SARBANES-OXLEY ACT OF 2002

Each of the undersigned hereby certifies, in accordance with 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, in his capacity as an officer of Vitran Corporation Inc., that, to his knowledge, the Annual Report of Vitran Corporation Inc. on Form 10-K for the year ended December 31, 2013, fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operation of Vitran Corporation Inc.

Date: March 17, 2014	By:	/s/ WILLIAM S. DELUCE
William S. Deluce
Interim President and
Chief Executive Officer

	By:	/s/ FAYAZ D. SULEMAN
Fayaz D. Suleman
Vice President Finance and
Chief Financial Officer

Schedule A

a) Corporate Governance Disclosure Required by National Instrument 58-101

	Corporate Governance Guideline	Comments
1. Board of Directors

a)	Disclose the identity of the directors who are independent	The independent directors are: Richard D. McGraw John R. Gossling Georges L. Hébert David S. McClimon

b)	Disclose the identity of directors who are not independent, and describe the basis for that determination	William S. Deluce is not considered independent as he is the current Interim President and Chief Executive Officer of the Company.

c)	Disclose whether or not a majority of the directors are independent	Four of the Company’s five directors are independent as defined by National Instrument 58-101.

d)	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction, identify both the director and the other issuer	All directorships with other public entities for each director are disclosed in the Annual Report on Form 10-K, page 55.

e)	Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year.	The independent directors hold in-camera sessions at all Board and committee meetings.

f)	Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities	The current Board Chairman, Richard D. McGraw, is an independent director as defined by National Instrument 58-101. Mr. McGraw’s roles and responsibilities are disclosed in the Annual Report on Form 10-K, page 59.

g)	Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year	Attendance is disclosed in the Annual Report on Form 10-K, page 60.

2. Board Mandate

a)	Disclose the text of the board’s written mandate	The Board’s mandate is disclosed in the Annual Report on Form 10-K, page 58.

3. Position Descriptions

a)	Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee	The Board has developed written position descriptions for the Chair and the Chairs of all Board committees.

b)	Disclose whether or not the board and CEO have developed a written position description of the CEO	The Board and the CEO have developed a written position description for the CEO.

4. Orientation and Continuing Education

a)	Briefly describe what measures the board takes to orient new directors regarding

	i) the role of the board, its committees and its directors	The Board’s Statement of Corporate Governance Practices outlines the Company’s expectations with respect to director and committee roles and responsibilities. Each committee has a charter which further describes the specific roles and responsibilities.

	ii) the nature and operation of the issuer’s business	Arrangements are made for specific briefing sessions from appropriate senior personnel. The Company organizes Board meetings at Company facilities to facilitate site visits. Directors are provided minutes and materials presented at previous meetings.

b)	Briefly describe what measures the board takes to provide continuing education for its directors	Directors may enrol in professional development courses at the Company’s expense, subject to Board approval.

5. Ethical Business Conduct

a)	Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:	The Company has a Code of Conduct that is applicable to all directors, senior management and employees.

	i) Disclose how a person or company may obtain a copy of the code	The Code of Conduct is available free of charge on our web-site at www.vitran.com.

ii) Describe how the board monitors compliance with its code

All new employees and directors are required to read and sign the Code of Conduct as part of the orientation process.

Senior management and the Board are required to sign the Code of Conduct annually. All signed Code of Conducts are presented to the Board annually for review.

	iii) Provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code	None.

b)	Describe any steps the board takes to ensure directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest	The Code of Conduct outlines the conflict of interest guidelines. Any director must disclose a conflict of interest immediately. If a director has a conflict of interest in a specific topic, that director is not permitted to be present when the matter is discussed or voted upon.

c)	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct	The Board encourages senior management to publish an annual company newsletter and supports the Company’s whistleblower hotline.

6. Nomination of Directors

a)	Describe the process by which the board identifies new candidates for board nomination

Step 1: Complete Current Board Analysis and Observation

Step 2: Determine Corporate Strategic and Business Objectives

Step 3: Develop Board Composition Target

Step 4: Develop New Director Criteria

Step 5: Identification of New Director Candidates

b)	Disclose whether or not the board has a nominating committee composed entirely of independent directors	The Board does have a Nominating and Governance Committee which is comprised entirely of independent directors.

c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee	The responsibilities of the Nominating and Governance Committee are included in the Committee’s Charter which can be found on our web-site at www.vitran.com.

7. Compensation

a)	Describe the process by which the board determines the compensation for the issuer’s directors and officers	This information is disclosed in the Annual Report on Form 10-K under the “Compensation Discussion and Analysis” and “Compensation of Directors”.

b)	Disclose whether or not the board has a compensation committee composed entirely of independent directors

The Board does have a Compensation Committee which is comprised entirely of independent directors. The following individuals served as members of the Compensation Committee during the financial year which ended on December 31, 2013:

Georges L. Hébert;

David S. McClimon; and

Richard D. McGraw.

c)	If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee	The responsibilities of the Compensation Committee are included in the Committee’s Charter which can be found on our web-site at www.vitran.com

d)	If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained	Hugessen Consulting Inc. was retained in 2012 to review director compensation, including mandatory share ownership requirements, in 2013.

8. Other Board Committees

a)	If the board has standing committees other than audit, compensation, and nominating committees, identify the committees and describe their function	None.

9. Assessments

a)	Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively	A Board performance review is conducted annually and the findings are reported to the Board. A questionnaire is distributed and completed by all directors. The Chairman of the Board compiles the results and if required, discusses concerns with each individual director.